Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Jaguar Animal Health, Inc.
San Francisco, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Jaguar Animal Health Inc. of our report dated March 20, 2015, except for Note 15 which is as of April 17, 2015, relating to the financial statements of Jaguar Animal Health, Inc., appearing in the Company’s Form S-1, as amended (No. 333-198383), filed on April 27, 2015. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

San Francisco, California

May 18, 2015